UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: September 29, 2021
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950		38-0549190
(Commission File Number)		(IRS Employer Identification No.)

One American Road
Dearborn,	Michigan	48126
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
    (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
    (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	F	New York Stock Exchange
6.200% Notes due June 1, 2059	FPRB	New York Stock Exchange
6.000% Notes due December 1, 2059	FPRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 29, 2021, Ford Motor Company (“Ford” or “Company”) entered into the Eighteenth Amendment (the “Eighteenth Amendment”) to its Credit Agreement dated as of December 15, 2006, as amended and restated as of November 24, 2009, as amended and restated as of April 30, 2014, and as further amended and restated as of April 30, 2015 (as amended, supplemented, or otherwise modified from time to time prior to September 29, 2021, the “Existing Credit Agreement”) among Ford, the subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto.

As a result of the Eighteenth Amendment, the Existing Credit Agreement has been amended and restated effective as of September 29, 2021 (the “Fourth Amended and Restated Credit Agreement”). The Eighteenth Amendment, including the Fourth Amended and Restated Credit Agreement, is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Prior to the Eighteenth Amendment, lenders held $0.4 billion of commitments maturing on April 30, 2022, $3 billion of commitments maturing on July 27, 2023, and $10.1 billion of commitments maturing on April 30, 2024. As a result of the Eighteenth Amendment, lenders have $3.4 billion of commitments maturing on September 29, 2024 and $10.1 billion of commitments maturing on September 29, 2026.

Also on September 29, 2021, Ford entered into the Third Amendment (the “Supplemental Third Amendment”) to its Revolving Credit Agreement dated as of April 23, 2019 (as amended, supplemented, or otherwise modified from time to time prior to September 29, 2021, the “Existing Supplemental Revolving Credit Agreement”) among Ford, the several lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

As a result of the Supplemental Third Amendment, the Existing Supplemental Revolving Credit Agreement has been amended and restated effective as of September 29, 2021 (the “First Amended and Restated Revolving Credit Agreement”). The Supplemental Third Amendment, including the First Amended and Restated Revolving Credit Agreement, is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Prior to the Supplemental Third Amendment, lenders held $0.2 billion of commitments maturing on April 30, 2022 and $1.8 billion of commitments maturing on July 27, 2023. As a result of the Supplemental Third Amendment, lenders have $2.0 billion of commitments maturing on September 29, 2024.

The Fourth Amended and Restated Credit Agreement and the First Amended and Restated Revolving Credit Agreement include certain sustainability-linked targets, pursuant to which the applicable margin and facility fees may be adjusted if Ford achieves, or fails to achieve, the specified targets related to global manufacturing facility greenhouse gas emissions, renewable electricity consumption, and Ford Europe CO2 tailpipe emissions.

In addition, interest on any U.S. dollar borrowings under both the Fourth Amended and Restated Credit Agreement and the First Amended and Restated Revolving Credit Agreement will be calculated using daily simple SOFR. Under both the Existing Credit Agreement and the Existing Supplemental Revolving Credit Agreement, such interest was calculated using LIBOR.

Further, the Fourth Amended and Restated Credit Agreement and the First Amended and Restated Revolving Credit Agreement no longer include the restricted payment covenants that were first included in those agreements in July 2020. Accordingly, there is no longer a restriction in either credit agreement on Ford’s ability to repurchase shares or pay dividends.

As of September 29, 2021, the utilized portion of the Fourth Amended and Restated Credit Agreement was $25 million, representing amounts utilized for letters of credit, and no portion of the First Amended and Restated Revolving Credit Agreement was utilized.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS*

Designation	Description	Method of Filing

Exhibit 10.1	Eighteenth Amendment dated September 29, 2021 to	Filed with this Report
the Credit Agreement dated as of December 15, 2006,
as amended and restated as of November 24, 2009,
as amended and restated as of April 30, 2014,
as amended and restated as of April 30, 2015,
and as further amended, including the Fourth Amended
and Restated Credit Agreement

Exhibit 10.2	Third Amendment dated September 29, 2021 to	Filed with this Report
the Revolving Credit Agreement dated as of
April 23, 2019, and as further amended, including
the First Amended and Restated Revolving Credit
Agreement

Exhibit 104	Cover Page Interactive Data File	**
(formatted in Inline XBRL)

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: September 29, 2021	By:	/s/ David J. Witten
David J. Witten
Assistant Secretary

*	Any reference in the attached exhibit(s) to our corporate website(s) and/or other social media sites or platforms, and the contents thereof, is provided for convenience only; such websites or platforms and the contents thereof are not incorporated by reference into this Report nor deemed filed with the Securities and Exchange Commission.
**	Submitted electronically with this Report in accordance with the provisions of Regulation S-T.